Exhibit 10.6

Exhibit “A-3”

Promissory Note

Date:	April 3, 2008

Maker:	Calypso Wireless, Inc., a Delaware corporation

Maker's Mailing Address:

2500 NW 79th Avenue, Suite 220
Miami, Florida 33122

Payees:	Drago Daic and Jimmy Williamson, P.C.

Place for Payment:

c/o Jimmy Williamson
4310 Yoakum Boulevard
Houston, Texas 77006-5818

Principal Amount:

$1,000,000.00 (ONE MILLION AND NO/100 DOLLARS)

  Settlement Agreement:

This Note is issued pursuant to the terms of that certain Settlement Agreement between Maker and Drago Daic dated April 3, 2008 (the “Settlement Agreement”).

Annual Interest Rate:

Interest will accrue on the unpaid principal balance of this Note at the rate per annum equal to (i) the lesser of the Prime Interest Rate plus 1% (as defined below), adjusted on the first day of each calendar month based on the Prime Interest Rate then in effect, or (ii) the maximum rate of interest allowed under applicable law; provided, however, if at anytime the Prime Interest Rate drops below 7.5% per annum, the Prime Interest Rate for purposes of interest accruing on this Note shall be deemed to be 7.5% per annum; and provided, further, that from and after the occurrence of any Event of Default and during the continuation thereof, the outstanding principal balance of this Note will bear interest at a rate (herein, the “Default Rate”) equal to the lesser of (i) eighteen percent (18%) per annum, or (ii) the maximum rate of interest allowed under applicable law.

$1Million Promissory Note

The Prime Interest Rate means the annual rate of interest announced from time to time by JPMorgan Chase Bank as its base or prime commercial lending rate. If that rate ceases to be available, the Prime Interest Rate will be a reasonably comparable rate to be determined by Payee.

Payments will be applied first to accrued interest and the remainder to reduction of the principal amount hereunder.

Terms of Payment:

Principal and interest will be due and payable in one lump sum payment on April 3, 2009.  Notwithstanding the provisions under Annual Interest Rate above, in the event this Note, including principal and interest hereon, is not paid on or before April 3, 2009, the Annual Interest Rate hereunder from the original Date of this Note set forth above until paid in accordance herewith shall be at the Default Rate.

Maker promises to pay to Payee, at the Place for Payment and in accordance with the Terms of Payment, the Principal Amount together with interest accrued thereon at the Annual Interest Rate.

Events of Default:

The principal sum evidenced by this Note, together with accrued interest, shall become immediately due and payable at the option of Payee, without presentment or demand or any notice to Maker or any other person obligated hereon, if any of the following events or conditions (each of which shall constitute an "Event of Default") shall occur or exist:

(A)	any failure by Maker to pay when due any installment of principal or interest or any other fee due hereunder when due;
(B)
any failure of Maker to make any payments due under the terms of the Assignment Agreement (as defined in the Settlement Agreement) or the Patent Mortgage and Security Agreement (as defined in the Settlement Agreement) or any other agreement (other than this Note) executed pursuant to the terms of the Settlement Agreement and fails to cure such monetary default within ten (10) days from the date of written notice of same, or if Maker breaches any non-monetary provision of the Assignment Agreement, the Patent Mortgage and Security Agreement or any other agreement executed pursuant to the terms of the Settlement Agreement and (i) fails to cure such monetary default within twenty (20) days from the date of the written notice of same or (ii) if such non-monetary default is not of the nature than can reasonably be cured within twenty (20) days, fails to promptly commence to cure the default within twenty (20) days or fails to promptly completes such cure thereafter;

$1Million Promissory Note

(C)
the filing by Maker of a voluntary petition in bankruptcy, the adjudication of Maker as a bankrupt or insolvent, the filing by Maker of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the appointment of any trustee, receiver or liquidator or the making of any general assignment for the benefit of creditors for the benefit of Maker or Maker’s admission in writing of its inability to pay its debts generally as they become due.

Usury:

It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of this Note.  Accordingly, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, it is agreed as follows:  (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under applicable laws that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee) (iii) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and (iv) the effective rate of interest shall be ipso facto reduced to the maximum lawful interest rate.

Prepayment:

Maker shall have the privilege to prepay this Note at any time, and from time to time, in whole or in part, without penalty or fee.  Any prepayment of principal under this Note shall include accrued interest to the date of prepayment on the principal amount being prepaid.

Waiver:

Maker and any other co-makers, endorsors, guarantors and sureties severally (i) waive notice (including, but not limited to, notice of protest, notice of dishonor and notice of intent to accelerate or notice of acceleration), demand, presentment of payment, protest and filing of suit for the purpose of fixing liability, (ii) consent that the time of payment hereof may be extended without notice to them or any of them, (iii) expressly agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against Maker or any others liable herefor, or to enforce its rights against any security herefor and (iv) consent to any extensions or postponements of time of payment of this Note or any other indulgences with respect hereto without notice thereof to any of them.

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Security:

This Note is secured by the pledge of certain assets of Payee pursuant to the terms of that certain Patent Mortgage and Security Agreement dated of even date herewith between Maker and Payee.

Governing Law:

This Note will be construed under the laws of the state of Texas, without regard to choice-of-law rules of any jurisdiction.

MAKER:

CALYPSO WIRELESS, INC.

BY: /s/ Cheryl L. Dotson
Name: Cheryl L. Dotson
Title: CFO & Director

$1Million Promissory Note